Exhibit 10.16

FUEL PURCHASE AGREEMENT

THIS FUEL PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 11th day of January, 2013, by and between Environmental Alternative Fuels, LLC, a Delaware limited liability company (“Company”), and Sheehy Mail Contractors, Inc., a Wisconsin corporation (“Customer”).

BACKGROUND

Company is in the business of developing, owning and operating compressed natural gas (“CNG”) fueling stations. Company is currently in the process of developing and constructing such a fueling station on the property located at 7155 S. 1st St., Oak Creek, WI (the “Station”). Customer owns and operates a trucking company and desires to assure itself of a supply of compressed natural gas to its fleet.

DEFINITIONS

Gasoline Gallon Equivalent (GGE): The volume of natural gas needed to produce the same amount of energy contained in one regular gallon of unleaded gasoline. This is deemed to be 125,000 BTUs per gallon.

Diesel Gallon Equivalent (DGE): The volume of natural gas needed to produce the same amount of energy as one gallon diesel fuel. This is deemed to be 138,000 BTUs per gallon.

DGE to GGE Conversion: The conversion necessary to calculate the number of GGEs in DGE. For the purposes of this document it is deemed that there are 1.104 GGEs in 1 DGE. The process for converting DGE to GGE is to multiply the DGE volume by 1.104. For example to convert 10 DGEs to GGEs the equation would be 10*1.104=11.104

WEIGHTS AND MEASURES

The United States Office of Weights and Measures currently uses GGE for all CNG gas station regulation. Therefore, all contracts, statements, receipts, etc regarding the volume of fuel sold, to be sold, will be shown in GGE.

AGREEMENT

1.	Purchase of CNG.

a.	Purchase and Sale of CNG. From and after the Start Date (as defined in Section 2.b below), subject to the terms and conditions of this Agreement, Company shall supply to Customer at the Station(s), and Customer shall purchase from Company at the Station(s), CNG for fueling of motor vehicles.

b.	Minimum Purchase Requirement. During each contract year during the term of this Agreement, with the first such period beginning on the Start Date and each subsequent period beginning on the annual anniversary of the Start Date (each such period a :Contract Year”), Customer shall purchase the following minimum volume of CNG from the Station(s).

i.	During the first such Contract Year - at least 500,000 gge of CNG from Company at the Station(s); and

ii.	provided, however, that such minimum purchase requirement during any particular Contract Year shall be reduced ratably for each day or any portion of any day during such Contract Year on which the Station(s) is(are) incapable of providing CNG to Customer for more than six (6) hours between 1:00 a.m. local time and 7:00 a.m. local time, unless such incapacity is caused by or relates to any action or omission, or circumstances caused by, Customer and/or its associated Users (as defined in Section 2.a below).

iii.	The minimum volume requirement is subject to truck availabilty and volume estimates as defined in Exhibit C.

c.	Pricing and Payment.

i.	Price. The purchase price for CNG purchased by Customer pursuant to this Agreement shall be determined in accordance with the “Ordinary Purchase” formula set forth in Exhibit A. If Customer fails to purchase the minimum volume of CNG during any applicable Contract Year as set forth in Section 1.b, then Customer shall pay Company an amount determined in accordance with the “Minimum Requirement True-Up” formula set forth in Exhibit A.

ii.	Invoicing.

a.	Invoices for Ordinary CNG Purchases. By the tenth (10’) day of each calendar month during the term of this Agreement, Company will deliver an invoice to Customer reflecting the amount owing from Customer for its purchases during the preceding calendar month.

b.	Invoices for Minimum Purchase Requirements. If Customer fails to purchase the minimum volume of CNG during any applicable Contract Year as set forth in Section 1.b, then within fifteen (15) days following the end of such period, Company will deliver an invoice to Customer reflecting the amount owing from Customer for its failure to purchase such minimum volume.

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iii.	Payment. Customer shall pay company the amounts shown on the face of each invoice within fifteen (15) calendar days after the date of the applicable invoice. Payments shall be made in lawful U.S. currency. Customer shall pay interest on all past due payments calculated at a rate of ten percent (10%) per annum from the due date until paid.

d.	Taxes. Any and all federal, state and local fuel use taxes, sales taxes, excise taxes, value-added taxes, duties, customs, inspection or testing fees, and all other taxes, fees, interest and charges of any nature whatsoever imposed on or measured by the transactions between Company and Customer under this Agreement shall be paid by Customer as part of the prices determined in accordance with Exhibit A. In the event that (i) any such taxes, fees, interest and charges are not included in the prices determined in accordance with Exhibit A and (ii) Company is required to pay the same, Customer shall reimburse Company therefore upon demand.

2.	Fueling Procedures.

a.	Customer’s Employees and Independent Contractors. Customer’s employees and/or independent contractors identified in advance in writing to Company (each, a “User”) shall, subject to Section 2.b, be entitled to purchase CNG at the Station(s) on Customer’s behalf under this Agreement.

b.	Training and Customer Cards. Prior to Customer purchasing any CNG, including through any of its User, each User shall satisfactorily complete, as determined by Company, Company’s fueling and safety training. Upon each User completing such fueling and safety training, Company will issue to such User a non-transferable customer card and PIN to be used for the purchase of CNG. The date on which Company issues the first customer card to a Customer’s user shall be the “Start Date”; provided, however, that in no event shall the Start Date be a date before the development and construction of the Station(s) is (are) completed and the Station(s) is (are) operational and prepared to sell CNG, in each case as determined by Company.

c.	Fueling Procedures. Each User shall perform all fueling acts necessary to purchase CNG in accordance with Company’s procedures and training, and in no event shall Company have any obligation whatsoever to assist Customer or any User with any fueling acts. Each User’s purchase of CNG will be tracked by such User’s customer card.

d.	Customer Liability for Purchases. Customer shall be responsible for any and all purchases of CNG by any and all Users, and for any purchases of CNG otherwise associated with any and all customer cards associated with Customer; provided, however, that if Customer has notified Company in writing (i) not to accept a particular customer card or (ii) that a particular customer card has been lost or stolen, in the case of each of (i) and (ii), as identified by the card number and PIN, then Customer shall have no liability for any purchases of CNG associated with such customer card following Company’s receipt of such notice. Any disputes as to whether Customer is liable for any purchases of CNG will be resolved by Company in its good faith reliance on the tracked customer cards.

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3.	Warranty; Limitations on Liability

a.	Warranty. Company hereby represents and warrants that the CNG sold to Customer pursuant to this Agreement shall conform to the specifications set forth on Exhibit B, if any (the “Specifications”). The foregoing such warranty is the sole and exclusive warranty of Company with respect to any and all CNG sold to Customer pursuant to this Agreement. COMPANY HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCDLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, AND CUSTOMER HEREBY ACKNOWLEDGES THE FOREGOING DISCLAIMER.

b.	Exclusive Remedy. Company’s sole obligation and Customer’s exclusive remedy for any failure of CNG to conform to Company’s warranty set forth in Section 3.a shall be to refund to Customer the purchase price actually paid by Customer for such non-conforming CNG.

c.	Limitation of Liability. COMPANY SHALL NOT BE LIABLE FOR (I) ANY OBLIGATIONS WHATSOEVER ARISING FROM TORT CLAIMS (INCLUDING WITHOUT LIMITATION SUCH CLAIMS BASED UPON NEGLIGENCE OR STRICT LIABILITY), OR (II) ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE, STATUTORY OR CONTINGENT DAMAGES WHATSOEVER, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. COMPANY HEREBY DISCLAIMS THE OBLIGATIONS AND DAMAGES DESCRIBED IN CLAUSES (I) AND (II), REGARDLESS OF WHETHER COMPANY HAS BEEN GIVEN NOTICE OF THE POSSIBILITY OF SUCH OBLIGATIONS OR DAMAGES. Without limiting the generality of the foregoing, Company specifically disclaims any liability for (x) special punitive damages, penalties, damages for lost profits or revenues, loss of use of trucks or trailers or other equipment or systems, cost of capital, cost of substitute products or trucks or trailers or other equipment or systems, delay in Customer’s performance, downtime, or shutdown or slowdown costs; (y) any other types of economic loss; and (z) claims of Customer’s customers or any other third party for any such damages, losses, costs or liabilities. Company’s maximum aggregate liability under this Agreement shall not exceed the payments made by Customer for the purchase of CNG.

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4.	Indemnification and Insurance. Customer shall indemnify and hold harmless Company and its officers, directors, managers, affiliates, employees, representatives and agents from and against any and all losses, liabilities, damages and expenses (including but not limited to attorneys’ fees and other costs of defense) that Company or any of them may incur as a result of (i) any third party claims for death, bodily injury, property damages or environmental liabilities arising out of, relating to or resulting from Customer’s acts or omissions, including but not limited to any such claim based upon the negligence of Customer or its affiliates, employees, representatives or agents. Customer shall obtain the insurance policies and coverages listed in Exhibit D and shall name Company as an additional insured for those policies and coverages.

5.	Term and Termination.

a.	Term. This Agreement shall be effective as of the date first written above and, unless earlier terminated, as provided for herein, shall continue in full force and effect through (and including) the fourth anniversary of the Start Date.

b.	Automatic Renewal. Provided that Customer is not in violation of any of the terms and conditions herein, this Agreement shall automatically renew for the term of one year, and shall continue to renew for a term of one year in perpetuity unless either Customer or Company notifies the other party in writing of its intention to not renew this Agreement, which notification must be delivered no later than thirty (30) days prior to the expiration of the then current term of the Agreement.

c.	Early Termination by Company. This Agreement and/or any use of any customer cards may be terminated by Company immediately upon written notice if Customer: (a) fails to make any payment hereunder as and when due; (b) by act or omission breaches or defaults on any material term or condition of this Agreement other than the obligation to make payments as and when due and Customer fails to cure such breach or default within thirty (30) calendar days after written notice from Company; or (c) becomes insolvent, makes an assignment for the benefit of creditors, has a receiver appointed over all or any portion of its property, becomes the subject of an “order for relief” as that term is used in the U.S. Bankruptcy Code, or is liquidated or dissolved or its affairs are wound up.

d.	Early Termination by Customer. This Agreement may be terminated by Customer immediately upon written notice if Company: (a) by act or omission breaches or defaults on any material term or condition of this Agreement and Company fails to cure such breach or default within thirty (30) calendar days after written notice from Customer; or (b) becomes insolvent; makes an assignment for the benefit of creditors, has a receiver appointed over all or any portion of its property, becomes the subject of an “order for relief” as that term is used in the U.S. Bankruptcy Code, or is liquidated or dissolved or its affairs are wound up.

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e.	Effect of Termination. Neither expiration nor termination of this Agreement shall affect the rights or responsibilities of the parties hereunder that accrued prior to expiration or termination. Sections 3.b and c, 4, 5.e, and 6 shall survive expiration or termination.

6.	Miscellaneous.

a.	Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by electronic mail or facsimile transmission; or sent to the applicable parties at their respective addresses indicated in this Section 6.a by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

If to Company, to:

Environmental Alternative Fuels, LLC

9899 W. Roosevelt Street

Tolleson, AZ 85353

Facsimile: 623.907.6401

If to Customer, to:

Sheehy Mail Contractors, Inc.

P.O. Box 35

Waterloo, WI 53594

Attention: John Sheehy

Facsimile: 920-478-3898

or to such other person or address as either party shall have specified by notice in writing to the other party. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by electronic mail, such communication shall be deemed delivered upon the recipient’s confirmation of receipt (it being understood that an automatic response to such electronic mail shall not be deemed confirmation of receipt); if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a business day, the first business day after the transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

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b.	Assignment; No Third-party Beneficiaries. Neither party may assign this Agreement or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of law, without the prior written consent of the other party which may not be unreasonably withheld delayed or conditioned, and any attempted assignment without such consent shall be null and void and without legal effect. Notwithstanding the foregoing, Company may assign this Agreement or its rights or obligations hereunder, in whole or in part, to any of its affiliates or to any person or entity that purchases all or any substantial portion of its assets, without Customer’s consent. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns. Nothing contained in this Agreement shall be deemed to confer upon any person or entity any right or remedy under or by reason of this Agreement.

c.	Severability. If a court of competent jurisdiction determines any provision(s) of this Agreement to be illegal or excessively broad, then this Agreement shall be construed so that the remaining provisions shall not be affected but shall remain in full force and effect and any such illegal or excessively broad provision(s) shall be deemed, without further action on the part of any person, to be modified, amended and/or limited to the extent necessary to render the same valid and enforceable in such jurisdiction.

d.	Amendment and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharged unless such modification, waiver or discharge is agreed to in a writing executed by Customer and Company. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. No waiver by either party at any time of any breach by the other party of, or compliance with, any provision of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

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e.	Entire Agreement. This Agreement (including the exhibits attached hereto) supersedes all prior agreements, whether oral or in writing, between the parties with respect to its subject matter and constitutes the complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. There have been and are no conditions, agreements, representations or warranties between the parties with respect to the subject matter of this Agreement other than those set forth or provided for in this Agreement.

f.	Counterparts; Facsimile Signatures. This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

g.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA, EXCLUDING ANY CHOICE-OF-LAW RULES THAT MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each party stipulates that any dispute or disagreement between the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the federal or state courts located in the State of Arizona, and each party consents to personal and subject matted jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of such party’s present or future domiciles or by any other reason. The parties acknowledge that all directions issued by the forum court, including, without limitation, all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUCH DISPUTE OR DISAGREEMENT.

[The next page is the signature page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives, effective as of the date first above set forth.

SHEEHY MAIL CONTRACTORS, INC.		ENVIRONMENTAL ALTERNATIVE FUELS, LLC

By:	/s/ John P. Sheehy	By:	/s/ Danny Cuzick
Name:	John P. Sheehy	Name:	Danny Cuzick
Title:	President	Title:	President

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Exhibit A

Ordinary Purchase, Minimum Requirement and Excess Volume Rebate Formulas

Ordinary Purchase

1.	Fuel Price to Customer for all gallons pumped including the minimum purchase requirement, or otherwise shall be $1.811 per GGE. This Fuel Price is subject to the following conditions:

a.	The State of Wisconsin currently charges a privilege tax equal to $.223 per GGE which is included in the Fuel Price. Company will charge Customer this tax at the pump. Should the State of Wisconsin change the tax rate on the sale of CNG, such tax rate changes shall be passed on to Customer. The Company reserves the right to include any county or municipality tax, if applicable.

b.	Federal tax is included in the above Fuel Price at a rate of $.181 per GGE. Should the federal tax rate adjust during the term of the agreement, any adjustment shall be passed on to Customer.

c.	As of the date of this agreement, natural gas futures traded on the New York Mercantile Exchange (NYMEX) closed at the rate of $____ per MMBTU. The Fuel Price to Customer shall fluctuate at the rate of $.0125 per GGE for every change in price of $.10 per MMBTU traded on the NYMEX. Price fluctuation shall be calculated on a daily basis and based on the closing rate of the previous day. For CNG that is pumped on any day that the NYMEX is not trading natural gas futures, the price fluctuation shall be calculated based on the closing rate of the last day that natural gas futures were traded.

d.	Notwithstanding Article 1.c above, Customer shall have the opportunity to control price fluctuation by instructing Company to lock in the price of natural gas futures for a determined period of time at which point the price per GGE would be fixed for that period of time subject to articles 1.a and l.b above. All terms and conditions related to locking in the price shall be contained in a separate agreement to be mutually agreed upon and executed by Customer and Company at the time Customer wishes to lock in price.

Minimum Requirement True-up:

For any Contract Year following the Start Date in which Customer does not purchase the minimum volume of CNG as required by Section l.b, Customer shall pay to Company an amount equal to the product of: (i) the minimum GGE volume stated in l.b.i. of the Agreement minus the actual GGE volume purchased for the year, multiplied by (ii) the average annual price of fuel per ggg, excluding state and local taxes.

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Exhibit B

Specifications

None

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Exhibit C

The truck availability and minimum volume requirements stated in 1.b.iii of the Agreement are subject to the following:

1.	The customer agrees to purchase ___ 20 ___ CNG powered vehicles for delivery on or near the date that the CNG fueling station is in operation.

2.	The estimated annual volume per vehicle is ______ 25,000 ______ gge.

3.	The minimum annual volume is pro-rated based on the numbers indicated in 1 and 2 above based on vehicle receipt from the truck dealer.

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Exhibit D

Required Insurance Coverages

1.	Broad Form Comprehensive General Liability including Contractual Liability naming Company as an Additional Insured.

2.	Commercial Automobile Bodily Injury and Property Damage Liability Insurance naming Company as an Additional Insured.

3.	Minimum Limit of Liability for 1 and 2 above is $1,000,000.

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